CUSTODY, RECORDKEEPING AND ADMINISTRATIVE SERVICES AGREEMENT

This agreement (the “Agreement”) is made this 30th day of March , 2022, between UMB Fund Services, Inc., a Wisconsin corporation having its principal place of business at 235 W. Galena Street, Milwaukee, WI 53212 and a subsidiary of UMB Financial Corporation ("Agent"), Variant Impact Fund, a Delaware statutory trust having its principal office and place of business at 235 W. Galena Street, Milwaukee, WI 53212 (“Fund”), and UMB Bank, n.a., a national banking association, having its principal office and place of business at 1010 Grand Boulevard, Kansas City, Missouri 64141 ("Bank" and “Custodian”).

WHEREAS, the Fund is the "sponsor" of custodial accounts established or to be established for retirement, education and health savings and authorized by the federal government (“Accounts”) pursuant to custodial account agreements (the "Account Agreements"); and

WHEREAS, the Fund wishes Bank to serve as custodian for the Accounts; and

WHEREAS, Bank wishes to appoint Fund as its agent, and Fund will perform all duties relative to the Accounts, except for the specific duties required to be performed by Bank or Agent as listed herein; and

WHEREAS, the Fund desires for the Agent to perform recordkeeping and administrative services for the Accounts, as set forth herein; and

WHEREAS, the Bank is willing to accept appointment as Custodian for the Accounts, the Fund is willing to accept appointment as agent for Bank for the Accounts on the terms and conditions set forth herein and agrees to perform all duties relative to the Accounts, except for the specific listed duties required to be performed by Bank or Agent, and Agent is willing to serve as agent and, except as otherwise set forth herein, perform recordkeeping and administrative services for the Accounts pursuant to the Accounts and approved for use by the Bank on the terms and conditions set forth herein

NOW, THEREFORE, the parties to this Agreement agree to the following:

1.	Effective as of the date of this Agreement, the Fund agrees:

a.	to appoint the Bank as Custodian of the Accounts; and the appointment of the Bank as Custodian hereunder is subject to (i) the terms of the respective Account Agreements; (ii) this Agreement (which shall govern in case of any inconsistency between the terms of this Agreement and any of the Account Agreements) and the right of the Fund hereunder to terminate the appointment of the Bank as Custodian under the Account Agreements, and (iii) the rights of the Bank to terminate such custodianship in accordance with the terms of the Account Agreements and this Agreement;

b.	to approve all final forms of (i) Account Agreements, disclosure statements and similar documents (“Account Documents”) and (ii) application forms, transfer forms, beneficiary designation forms and similar documents (“Related Documents”), and shall keep such Account Documents and Related Documents current by timely providing any necessary amendments, modifications and supplements thereto. Amendments that alter the duties or responsibilities of the Bank are not effective until the Bank approves such amendment and such approval shall not be unreasonably withheld. Any approvals by Agent or the Bank under this Section 1 (b) shall constitute only the Agent’s or the Bank’s consent to use any such materials and not the approval of the contents or the effect thereof;

c.	to propose amendments to the Account Agreements for approval by the Bank, whether such amendments are to comply with current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise, and such amendments shall take effect subject to the approval of the Agent and the Bank, the provisions of the Account Agreements and subject to the Agent’s and the Bank's rights thereunder;

d.	to cause to be executed any amendments, approved by the Agent and the Bank, to any existing account agreements relating to the Accounts and any new Custodial Account Agreements approved by the Bank necessary or convenient in order to name the Bank as custodian of the Accounts (the “Account Agreements”);

e.	to always supply the most current copy of the Account Agreements to the Agent and the Bank for the term of this Agreement; and

f.	that it is a closed-end interval fund registered under the Investment Company Act of 1940, as amended, and shall retain such status during the terms of this Agreement.

2.	The Bank hereby agrees to the following under the terms of this Agreement:

a.	the Bank represents that it is qualified to act as Custodian under all applicable provisions of the Code and all other applicable laws, rules and regulations and the Bank agrees, to the extent possible, to maintain such qualification as long as this Agreement is in effect. If for any reason the Bank is no longer qualified to act as Custodian under all applicable provisions of the Code, and all other applicable laws, rules and regulations, the Bank shall notify the Fund and the Agent and this Agreement shall terminate;

b.	the Bank agrees to execute such documentation as necessary or convenient for the establishment and administration of the Accounts under the terms of this Agreement, including the Account Agreements;

c.	the Bank will act as a nondiscretionary passive Custodian under the terms of the Account Agreements and the Bank will have no other duties with respect to the Accounts except for the specific duties outlined in this Agreement. The parties hereby acknowledge that the Bank, under this Agreement, is not serving as a fiduciary within the meaning of Section 3(21) of ERISA or otherwise; and

d.	the Bank may, to the extent it is deemed reasonable and appropriate in the Bank’s sole and absolute discretion, perform “due diligence” regarding the Agent, to assess whether the Agent is properly performing the duties required under this Agreement or any separate agreements relating to the Accounts.

3.	The Agent hereby agrees to diligently perform recordkeeping and administrative services for the Accounts provided for under the terms of the Account Agreements, applicable law or otherwise, with respect to the Accounts, except for the duties to be specifically performed by the Bank as detailed under paragraph 2. above. The parties hereby acknowledge that the Agent, under this Agreement, is not serving as a fiduciary within the meaning of Section 3(21) of ERISA or otherwise. The duties of the Agent include, but are not limited to the following:

a.	to provide sample forms of (i) Account Agreements, disclosure statements and similar documents and (ii) application forms, transfer forms, beneficiary designation forms and similar documents, together with suggested updates and amendments as such forms, updates and amendments are provided to the Agent from Convergent Retirement Plan Solutions, LLC, or a similar company which the Agent has contracted with to provide such documents. The sample forms are being provided through Agent solely for the convenience of the Fund and with the understanding that neither the Agent nor the Bank have reviewed the forms and neither the Agent nor the Bank shall have any responsibility or liability for such forms and the compliance thereof with all applicable laws, rules and regulations, as amended from time to time,

b.	verify completeness of application forms, including beneficiary designation forms, and establish new account records;

c.	receive and process contributions under the terms of the Accounts and invest monies received in investments in accordance with the allocation instruction of the Account depositor;

d.	Send confirmations to the Account depositor (or agent thereof) for transactions in the Account;

e.	Process exchanges, redemptions, transfers and withdrawals of in accordance with the terms of the Account, and the instructions of the Account depositor, as applicable;

f.	establish a record of types of distributions and provide such record in the form of Series IRS Forms I099 and 5498, as applicable, to the Account depositor (or agent thereof) of each Account and the Bank as necessary or required under applicable law;

g.	Balance on a daily basis cash flow among eligible investments and other accounts;

h.	upon the resignation of the Bank, transfer and pay over to the successor custodian assets and records pertaining thereto as reasonably requested; reserve such assets as may be required for payment of the Bank’s fees, compensation, costs and expenses, liabilities of or against the Account or the Bank; liquidate such reserved assets and pay the balance to the Account depositor;

i.	send to each Account depositor notices, prospectuses, financial statements, proxies, soliciting materials and other documents or communications relating to the Account depositor’s investments, as may be required by applicable law;

j.	prepare an account statement for each Account on at least a quarterly basis of all transactions during the period reported including the value of all investments held in the Account as of the end of the period reported;

k.	process requested changes to Account information;

l.	retain original Account Documents and Related Documents, such as applications and correspondence as legally required;

m.	respond to research inquiries as requested by the Bank or Account depositor;

n.	Perform backup withholding on distributions from Accounts as required by applicable federal law;

o.	maintain a payment processing system that contains current information provided by the Account depositor or designee. This information includes name, social security number, address, payment amounts (gross and net), deduction types, tax elections, and cutoff dates, if applicable;

p.	maintain internal controls over returned checks and seek instructions on re-issue or credits from the applicable Account depositor or designee; and

q.	prepare and mail tax information returns to payees and to the Internal Revenue Service (“IRS”) in a timely manner as required by the Code and IRS Regulations.

4.	The Agent is hereby authorized to sign any Account Agreement or application for an Account by and on behalf of the Bank as Custodian, or endorse any check or draft or other item payable to the Bank by and on behalf of the Bank as Custodian. The Bank shall promptly transmit, properly endorsed, to the Agent any monies, checks or other property received by the Bank as Custodian for investment for the Accounts.

5.	The Bank's fee for serving as Custodian of each individual Account under this Agreement will be paid by the Agent per an Agreement signed on January 16, 2014 between the Bank and the Agent, as amended from time to time, provided, however, that such compensation shall not change the fees paid by the Fund. The Fund agrees to pay the Agent the fees set forth on Schedule A hereto.

6.	The Agent shall furnish to the Bank a quarterly summary of the number of Accounts and total asset size included within the Accounts and such other information as reasonably requested by the Bank in writing. This report will be provided to the Bank within 5 business days following the end of each quarter. The Fund will provide the Agent with sufficient information, as reasonably requested by the Agent, for the Agent to satisfy this obligation to the Bank.

7.	The Bank and Agent acknowledge the proprietary and confidential nature of the Fund’s list of shareholders, and hereby agree not to disclose to any person the names of such shareholders without prior written permission from the Fund, except as such disclosure may be required by the Code or other governmental or legal authority.

8.	The Fund agrees to fully protect the Bank individually and as the Custodian of the Accounts authorized under this Agreement, and agrees, to fully indemnify and save and hold harmless the Bank, individually and as the Custodian of the Accounts, from and against any and all liability in connection with the Bank serving as Custodian of the Accounts, including but not limited to, any claims, damages losses, expenses, attorneys’ fees, taxes, together with interest and penalties thereon, and/or any actions of any kind that the Bank, individually and as Custodian may sustain or become liable or answerable for, or shall pay upon, or in consequence of, or in respect of, or by reason of the Bank serving as Custodian of one or more of the Accounts, except as may result from the failure of the Bank to perform the duties specifically detailed under paragraph 2 above or that may result from the gross negligence, bad faith or willful misconduct of the Bank.

9.	The Agent agrees to fully protect the Bank individually and as the Custodian of the Accounts authorized under this Agreement, and agrees to fully indemnify and save and hold harmless the Bank, individually and as the Custodian of the Accounts, from and against any and all liability in connection with the Bank serving as Custodian of the Accounts, including but not limited to, any claims, damages losses, expenses, attorneys’ fees, taxes, together with interest and penalties thereon, and/or any actions of any kind that the Bank, individually and as Custodian may sustain or become liable or answerable for, or shall pay upon, or in consequence of, or in respect of, or by reason of the Bank serving as Custodian of one or more of the Accounts, except as may result from the failure of the Bank to perform the duties specifically detailed under paragraph 2 above or that may result from the gross negligence, bad faith or willful misconduct of the Bank.

10.	The Bank is not responsible for any duties that are not specifically detailed in this Agreement. The Bank agrees to fully protect the Fund and the Agent and agrees to fully indemnify the Fund and the Agent from and against any and all liability, including but not limited to, any claims, damages losses, expenses, attorneys’ fees, taxes, together with interest and penalties thereon, and/or any actions of any kind that the Agent may sustain or become liable or answerable for, or shall pay upon, or in consequence of, or in respect of, or by reason of the Bank’s failure to adequately perform the duties specifically detailed under paragraph 2 above except as may result from the gross negligence, bad faith or willful misconduct of the Fund.

11.	The Agent agrees to fully protect the Fund and agrees to fully indemnify the Fund from and against any and all liability, including but not limited to, any claims, damages losses, expenses, attorneys’ fees, taxes, together with interest and penalties thereon, and/or any actions of any kind that the Agent may sustain or become liable or answerable for, or shall pay upon, or in consequence of, or in respect of, or by reason of the Agent’s failure to adequately perform the duties specifically detailed under paragraph 3 above except as may result from the gross negligence, bad faith or willful misconduct of the Fund.

12.	The Fund agrees to fully protect the Agent, and agrees, to fully indemnify and save and hold harmless the Agent, from and against any and all liability in connection with this Agreement, including but not limited to, any claims, damages losses, expenses, attorneys’ fees, taxes, together with interest and penalties thereon, and/or any actions of any kind that the Agent may sustain or become liable or answerable for, or shall pay upon, or in consequence of, or in respect of, or by reason of this Agreement, except as may result from the failure of the Agent to perform the duties specifically detailed under paragraph 1 above or that may result from the gross negligence, bad faith or willful misconduct of the Agent.

13.	This Agreement may be terminated at any time by mutual consent of the Bank, the Agent or the Fund, or upon ninety (90) days' written notice by any party. Anything herein to the contrary notwithstanding, the protective covenants and indemnity provided by this Agreement shall survive the termination of the Agreement and shall continue in effect with respect to any and all matters arising (or alleged by any third party to have occurred, whether by way of act or default) during the existence of the Agreement.

14.	No modification or amendment of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or representatives.

15.	Notices shall be communicated by first class mail or by such other means as the parties may agree, to the persons and addresses specified below or to such other persons and addresses as the parties may specify in writing.

If to the Agent:	UMB Fund Services, Inc.

ATTN: Legal Department

235 W. Galena Street

Milwaukee, WI 53212

If to Bank:	UMB Bank, n.a.

ATTN: Kevin Hammers

928 Grand Blvd., 11th Floor

Kansas City, MO 64106

If to the Fund:	Variant Investments, LLC

10300 SW Greenburg Road, Suite 308

Portland, OR 97223

ATTN: Curtis Fintel

16.	This Agreement shall be governed by the laws of the State of Missouri.

17.	This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers under authority of their respective Boards as of the day and year first above written.

UMB Fund Services, Inc.
as Agent
By:	/s/ Maureen Quill
Title:	EVP

UMB Bank, n.a.,
as Custodian
By:	/s/ Kevin Hammer
Title:	VP, Client Relations Manager

Variant Impact Fund

By:	/s/ Bob Elsasser
Title:	President

Schedule A

to the

Custody, Recordkeeping and Administrative Services Agreement

by and among

UMB Bank, n.a.,

UMB Fund Services, Inc.

and

Variant Impact Fund

FEES

[OMITTED]